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                                                                     EXHIBIT 5.1


                                February 25, 2002


Ace Cash Express, Inc.
1231 Greenway Drive, Suite 600
Irving, Texas 75038

Dear Gentlemen:

         We have served as counsel for Ace Cash Express, Inc., a Texas corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the additional 500,000 shares of the Common Stock, $0.01 par value, of the Company (the "Shares") underlying options granted under the Ace Cash Express, Inc. 1997 Stock Option Plan, as amended to-date (the "Plan").

         With respect to the foregoing, we have examined the Registration Statement and such other documents, and such legal matters, as we have deemed necessary to render the opinion expressed herein. Based on the foregoing, we are of the opinion that the Shares underlying options granted under the Plan, when issued and sold in accordance with the terms of the Plan and the corresponding option agreements entered into by the Company for consideration equal to at least the par value per Share, are or will be duly authorized, validly issued, and fully paid and nonassessable.

         We consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement.


                                            Very truly yours,

                                            GARDERE WYNNE SEWELL LLP



                                            By: /s/ Richard A. Tulli
                                                -------------------------------
                                                   Richard A. Tulli, Partner